MDC Holdings Reports April/May Home Orders

DENVER, June 3 /PRNewswire/ -- M.D.C. Holdings, Inc. (NYSE: MDC; PCX) today announced that it received 1,464 home orders in April and May 1999, representing an increase of 14% (27% on a "same store" basis) over the 1,280 home orders received for the same period in 1998. Year-over-year home orders for the 1999 two-month period increased in all of the Company's markets as a result of the continued strong demand for new homes. Home orders for the two-month period ended May 31, 1999 compared favorably with the same period in 1998, despite a 20% increase in 1998 over the home orders received in April and May of 1997. The Company has received orders for 3,710 homes for the five months ended May 31, 1999, an increase of 4% over the 3,556 home orders received for the same period in 1998.

MDC is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC's home buyers, through its wholly owned subsidiary, HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country's best housing markets. The Company is the largest homebuilder in metropolitan Denver; among the top five homebuilders in Northern Virginia, Tucson and Colorado Springs; among the top ten homebuilders in Southern California, Phoenix, suburban Maryland and Las Vegas; and has a growing presence in the San Francisco Bay area.